CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Performance Leveraged Upside Securities due 2008	$17,000,000.00	$1,819.00

PROSPECTUS Dated January 25, 2006		Pricing Supplement No. 166 to
PROSPECTUS SUPPLEMENT		Registration Statement No. 333-131266
Dated January 25, 2006		Dated January 24, 2007
Rule 424(b)(2)

$17,000,000

GLOBAL MEDIUM-TERM NOTES, SERIES F Senior Fixed Rate Notes

PLUS due February 29, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Performance of a Basket Composed of
the S&P 500® Index and Three Base Metal Commodities
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, which we refer to as the index, and three physical metal commodities (copper, nickel and zinc), each of which we refer to as a basket commodities, and together with the index, each of which we refer to as a basket component.

The stated principal amount of each PLUS is $10.
We will not pay interest on the PLUS.
At maturity, you will receive an amount per PLUS based on the performance of the basket as measured by the basket performance factor.
° If the basket performance factor is greater than 0%, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity. The leveraged upside payment will equal the product of (i) $10, (ii) the basket performance factor and (iii) 160%, which we refer to as the leverage factor.
> The maximum payment at maturity is $14.00 per PLUS.
° If the basket performance factor is less than or equal to 0%, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to the product of (i) $10 and (ii) 1 plus the basket performance factor, which will be an amount that is less than or equal to the $10 stated principal amount of the PLUS, and which could be significantly less than $10.
The basket performance factor will equal the sum of (i) the index performance value, (ii) the copper performance value, (iii) the nickel performance value and (iv) the zinc performance value, each as measured over the applicable trading days for such basket component in the period beginning on and including January 20, 2008 and ending on and including February 20, 2008, which we refer to as the averaging period.
° The performance value for each basket component will equal (i) the percentage change in the basket component’s final average value from such basket component’s initial value, whether positive or negative, times (ii) the basket weighting for such basket component, as set forth in this pricing supplement.
> The initial value for each basket component will equal (x) in the case of the index, the closing value of the index and (y) in the case of copper, nickel and zinc, the per unit closing cash offer price of such basket commodity, each as determined on January 24, 2007, the day we priced the PLUS for initial sale to the public.
> The final average value for each basket component will equal (i) in the case of the index, the arithmetic average of the daily closing values of the index over the averaging period and (ii) in the case of each basket commodity, the arithmetic average of the daily per unit closing cash offer prices of such basket commodities over the averaging period, each as calculated on the final averaging date.
Investing in the PLUS is not equivalent to investing in the basket or the basket components.
The PLUS will not be listed on any securities exchange.
The CUSIP number for the PLUS is 61750V816.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER PLUS

	Price to Public(2)	Agent’s Commissions(1)(2)	Proceeds to Company

Per PLUS	$10	$0.15	$9.85
Total	$17,000,000	$255,000	$16,745,000

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
(2)	The PLUS will be issued at $10 per PLUS and the agent’s commissions will be $0.15 per PLUS; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of PLUS will be $9.975 per PLUS and $0.125 per PLUS, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of PLUS will be $9.9625 per PLUS and $0.1125 per PLUS, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of PLUS will be $9.95 per PLUS and $0.10 per PLUS, respectively.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The PLUS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUSSM we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, which we refer to as the index, and three physical base metal commodities (copper, nickel and zinc), each of which we refer to as a basket commodity, and together with the index, each of which we refer to as a basket component.

     “Performance Leveraged Upside Securities” and “PLUS” are our service marks.

     “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of Standard & Poor’s Corporation and have been licensed for use by Morgan Stanley.

Each PLUS costs $10

We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due February 29, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Basket Composed of the S&P 500 Index and Three Base Metal Commodities, which we refer to as the PLUS. The stated principal amount and issue price of each PLUS is $10.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. If the basket performance factor is less than 0%, we will pay to you an amount in cash per PLUS that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket. The basket performance factor is the sum of the performance values of each of the basket components, which may be positive or negative, as measured over the applicable trading days for such component in the period beginning on and including January 20, 2008 to and including February 20, 2008, which we refer to as the averaging period. See “Description of PLUS—Averaging Period” and “—Averaging Dates and Determination of Closing Values.” The scheduled final averaging date may be postponed in the event of a market disruption event as described in “Description of PLUS—Averaging Dates and Determination of Closing Values.”

The basket

We have designed the PLUS to provide investors with exposure to the index and to a group of three base metal commodities. The following table sets forth the basket components, the initial value of the index and the per unit closing cash offer prices (as described below) for each of copper, nickel and zinc, the Reuters page for each basket commodity and the percentage weighting of each basket component within the basket:

			Percentage Weight
Basket Component	Initial Value	Reuters Page	of Basket Value

S&P 500 Index (“index”)	1,440.13	N/A	50.000%
Copper-Grade A (“copper”)	5,617.50	MTLE	16.667%
Primary Nickel (“nickel”)	41,205.00	MTLE	16.667%
Special High-Grade Zinc (“zinc”)	3,808.00	MTLE	16.667%

Payment at maturity based on the performance of the basket	At maturity, you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket performance factor. The basket performance factor will equal the sum of the basket components’ performance values, whether positive or negative. The payment at maturity will be determined on the final averaging date as follows:

	•	If the basket performance factor is greater than 0%, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:
$10 + the leveraged upside payment,
subject to a maximum payment at maturity of $14.00, or 140% of the stated principal amount, where

leveraged upside payment	=	($10 x basket performance factor x leverage
factor)
and
basket performance factor	=	the sum of (i) the index performance value, (ii)
the copper performance value, (iii) the nickel
performance value and (iv) the zinc
performance value,
and
leverage factor = 160%
and where

				Basket
		Basket Component Performance Value		Weighting

index performance	=	final average index value – initial index value	x	.50000
value		initial index value

copper performance	=	final average copper value – initial copper value	x	.16667
value		initial copper value

nickel performance	=	final average nickel value – initial nickel value	x	.16667
value		initial nickel value

zinc performance	=	final average zinc value – initial zinc value	x	.16667
value		initial zinc value

The performance value for each basket component will equal the percentage change, whether positive or negative, in the final average value for such basket component from its respective initial value times the basket weighting for such basket component.

The initial value for each basket component was determined on January 24, 2007, the day we priced the PLUS for initial sale to the public. The final average values for the basket components will be measured during the averaging period on each applicable trading day and determined on the final averaging date and will equal:

	(i)	in the case of the index, the arithmetic average of the closing values of the index on each index business day during the averaging period on which no applicable market disruption event occurs; and
	(ii)	in the case of copper, nickel and zinc, the arithmetic average of the per unit closing cash offer prices, respectively, as displayed on the relevant reference source on each London trading day during the averaging period on which no applicable market disruption event occurs.

Because the performance of the basket components may not be highly correlated, negative or insufficient performance values by any one or more of the basket components could wholly offset positive performance values by other basket components.

•

If the basket performance factor is less than or equal to 0%, you will receive for each $10 stated principal amount of PLUS that you hold a payment at maturity equal to:

   $10 x one plus the basket performance factor

Because the basket performance factor will be less than or equal to 0%, thispayment will be less than or equal to $10.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a range of hypothetical basket performance factors. The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through January 24, 2007, and a graph of the historical performance of the basket for the same period (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of PLUS— Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket components.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MS & Co. determined the initial value for each basket component and will determine the value of each basket component on each averaging date and whether a market disruption event has occurred and will calculate the final average values for each basket component, the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket components.

Where you can find more information on the PLUS

The PLUS are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called “Risk Factors.” The tax treatment of investments in equity- linked notes such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of PLUS—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the basket performance factor. The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum payment at maturity. The graph is based on the following terms:

•	Stated Principal Amount per PLUS:	$10.00

•	Leverage Factor:	160%

•	Maximum Payment at Maturity:	$14.00 (140% of the Stated Principal Amount)

     Where the basket performance factor is greater than 0%, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment subject to the maximum payment at maturity. Where the basket performance factor is less than or equal to 0%, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by 1 plus the basket performance factor and are consequently amounts less than the $10 stated principal amount of each PLUS.

     Because you will not receive more than the maximum payment at maturity, in the hypothetical example below you will realize the maximum leveraged upside payment with a basket performance factor of 25%. In addition, in the hypothetical example below, you will not share in the performance of the basket above a 40% increase. The graph does not show every situation that may occur.

RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

PLUS do not pay interest or guarantee return of principal

The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS at maturity. Instead, at maturity you will receive for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the basket performance factor, which is equal to the sum of the performance values of each of the basket components. If the basket performance factor is greater than 0%, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to a maximum total payment at maturity, which is $14.00, or 140% of the stated principal amount. If the basket performance factor is exactly 0%, you will receive $10. If the basket performance factor is less than 0%, you will receive an amount in cash at maturity that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket. See “Hypothetical Payouts on the PLUS at Maturity” on PS–7.

Your appreciation potential is limited

The appreciation potential of the PLUS is limited by the maximum payment at maturity of $14.00, or 140% of the stated principal amount. As a result, you will not receive the benefit of any basket performance factor which is above 40%. In addition, because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the basket performance factor exceeds approximately 25%. See “Hypothetical Payouts on the PLUS at Maturity” on PS–7.

The PLUS will not be listed

The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

Market price of the PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•	the value and/or the forward price of each of the basket components at anytime and, in particular, during the averaging period,

•	the volatility (frequency and magnitude of changes in value) of each of the basket components,

•	trends of supply and demand for each of the basket commodities,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock and commodities markets generally and which may affect the final average values of the basket components,

•	the time remaining until the PLUS mature, and
•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise. You cannot predict the future performance of any of the basket components based on their historical performance. The basket performance factor may be negative so that you will receive at maturity an amount that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the basket performance factor. In addition, there can be no assurance that the basket performance factor will increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the index could adversely affect the value of the PLUS

Standard & Poor’s Corporation, or S&P® , is responsible for calculating and maintaining the index. S&P can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the index. Any of these actions could adversely affect the value of the PLUS.

S&P may discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to discontinuance of the index.

Prices for the basket commodities may change unpredictably and affect the value of the PLUS in unforeseeable ways

Prices for the basket commodities are affected by a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, wars and acts of terror, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, and agricultural, trade fiscal, monetary and exchange control policies. The price volatility of each basket commodity also affects the value of the futures and forward contracts related to that basket commodity and therefore its price at any such time. These factors may affect the prices for the basket commodities and the value of your PLUS in varying ways and may cause the prices of the basket commodities to move in inconsistent directions and at inconsistent rates.

Commodities prices are volatile and are affected by numerous factors specific to each market

The prices of copper, nickel and zinc are primarily affected by the global demand for and supply for such metals, but are also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for metals is significantly influenced by the level of global industrial economic activity. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There may be substitutes for various metals, including those within the basket, in various applications. Their availability and price will also affect demand for the basket commodities.

Copper-Grade A

Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper- intensive economic growth and infrastructure development. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Primary Nickel

The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. Nickel supply is dominated by Canada and the Russian Federation. Exports from the Russian Federation have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for nickel in the early 1990s tended to discourage such investments.

Special High-Grade Zinc

The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

Changes in the value of one or more of the basket components may offset each other

Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value. Therefore, in calculating the basket components’ performance values and the basket performance factor on the final averaging date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components. Furthermore, the basket is not equally weighted among the basket components. Significant decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through January 24, 2007, and a graph of the historical performance of the basket for the same period (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of PLUS— Historical Information” and “—Historical Graph.” You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance. In addition, there can be no assurance that the basket performance factor will be greater than 0% so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS. Nor can there be any assurance that the basket performance factor will be greater than 40%, in which case you will only receive the maximum payment at maturity. You will not receive the benefit of any basket performance factor which is greater than 40%. If the basket performance factor is less than 0%, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less.

Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the PLUS	The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the prices of the basket commodities and, therefore, the value of the PLUS.

There are risks relating to trading of commodities on the London Metal Exchange

The closing cash offer prices of the three basket commodities—copper, nickel and zinc—are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.

If such aberrations occur on the averaging dates, the per unit closing offer prices used to determine the final average values of the basket commodities and, consequently, any payment at maturity, could be adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MS & Co. determined the initial value of each basket component and will determine the final average value of each basket component, the performance values of each basket component and the basket performance factor and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS is not equivalent to investing in the basket components

As a holder of the PLUS, you will not have rights that holders of exchange-traded futures on the basket commodities may have. Furthermore, investing in the PLUS is not equivalent to investing in the index or its component stocks. As an investor in the PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS

MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the PLUS (and to other instruments linked to the index or its component stocks or to the basket commodities), including trading in the stocks underlying the index as well as in other instruments related to the index and futures and options contracts on the basket commodities. MS & Co. and some of our other subsidiaries also trade the stocks underlying the index, other financial instruments related to the index, the basket commodities, and other instruments related to the basket commodities on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date of this pricing supplement could have potentially increased the initial values of the basket components and, therefore, the values at which the basket components must close during the averaging period before you receive a payment at maturity that exceeds the stated principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the values of the basket components during the averaging period and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the PLUS are uncertain, the PLUS generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

You should also consider the U.S. federal income tax consequences of investing in the PLUS. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the PLUS, the timing and character of income on the PLUS might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “PLUS” refers to each $10 stated principal amount of our PLUS due February 29, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Basket Composed of the S&P 500 Index and Three Base Metal Commodities. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$17,000,000

Original Issue Date (Settlement Date)	January 31, 2007

Maturity Date	February 29, 2008

Issue Price	$10 per PLUS

Denominations	$10 and integral multiples thereof

CUSIP Number	61750V816

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Components weighted at their respective Basket Weightings as set forth in the following table:

Basket Components	Basket Weighting

S&P 500 Index (“Index”)	50.000%
Copper-Grade A (“Copper”)	16.667%
Primary Nickel (“Nickel”)	16.667%
Special High-Grade Zinc (“Zinc”)	16.667%

Basket Commodity	Any of the following Basket Components: Copper, Nickel and Zinc.

Payment at Maturity

At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $10 stated principal amount of each PLUS an amount in cash equal to (i) if the Basket Performance Factor is greater than 0% the lesser of (a) $10 plus the Leveraged Upside Payment and (b) the Maximum Payment at Maturity, or (ii) if the Basket Performance Factor is less than or equal to 0%, $10 times 1 plus the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depositary Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 stated principal amount of each PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Form of Securities— The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	The product of (i) $10 and (ii) the Basket Performance Factor and (iii) the Leverage Factor.

Leverage Factor Maximum Payment at Maturity Basket Performance Factor

160%

$14.00 per PLUS.

The Basket Performance Factor is a percentage that is the sum of the Performance Values for each of the Basket Components. The Basket Performance Factor is described by the following formula:

Index Performance Value + Copper Performance Value + Nickel Performance Value + Zinc Performance Value

In certain circumstances, the Basket Performance Factor will be based on an alternate calculations of the Final Average Values for the Basket Components, as described under “—Fallback Reference Dealer Determination” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index Performance Value

The Index Performance Value is (i) a fraction, the numerator of which will be the Final Average Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value, times (ii) the Index Basket Weighting. The Index Performance Value is described by the following formula, and will be determined on the applicable final Averaging Date:

Initial Index Value	1,440.13, the Index Closing Value on January 24, 2007, the day we priced the PLUS for initial sale to the public.

Final Average Index Value

The arithmetic average of the Index Closing Values or the closing values for any Successor Index (as defined under “— Discontinuance of the Index; Alteration of Method of Calculation” below) on each of the Averaging Dates, as calculated by the Calculation Agent on the applicable final Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates and Determination of Closing Values.” In certain circumstances, such closing values will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index Closing Value	The closing value of the Index or any Successor Index published at the regular weekday close of trading on any Index Business Day.

Copper Performance Value

The Copper Performance Value is (i) a fraction, the numerator of which will be the Final Average Copper Value minus the Initial Copper Value and the denominator of which will be the Initial Copper Value, times (ii) the Copper Basket Weighting. The Copper Performance Value is described by the following formula, and will be determined on the applicable final Averaging Date:

Initial Copper Value

5,617.50, the official cash offer price per metric ton of Copper- Grade A on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on January 24, 2007, the day we priced the PLUS for initial sale to the public (for delivery on such date).

Final Average Copper Value

The arithmetic average of the official cash offer prices per metric ton of Copper-Grade A on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source (each, a “Copper Closing Value”) on each of the Averaging Dates, as calculated by the Calculation Agent on the final applicable Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates and Determination of Closing Values.”

Nickel Performance Value

The Nickel Performance Value is (i) a fraction, the numerator of which will be the Final Average Nickel Value minus the Initial Nickel Value and the denominator of which will be the Initial Nickel Value, times (ii) the Nickel Basket Weighting. The Nickel Performance Value is described by the following formula, and will be determined on the applicable final Averaging Date:

Initial Nickel Value

41,205.00, the official cash offer price per metric ton of Primary Nickel on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on January 24, 2007, the day we priced the PLUS for initial sale to the public (for delivery on such date).

Final Average Nickel Value

The arithmetic average of the official cash offer prices per metric ton of Primary Nickel on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source (each, a “Nickel Closing Value”) on each of the Averaging Dates, as calculated by the Calculation Agent on the applicable final Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates and Determination of Closing Values.”

Zinc Performance Value

The Zinc Performance Value is (i) a fraction, the numerator of which will be the Final Average Zinc Value minus the Initial Zinc Value and the denominator of which will be the Initial Zinc Value, times (ii) the Zinc Basket Weighting. The Zinc

Performance Value is described by the following formula, and will be determined on the final applicable Averaging Date:

Initial Zinc Value

3,808.00, the official cash offer price per metric ton of Special High-Grade Zinc on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on January 24, 2007, the day we priced the PLUS for initial sale to the public (for delivery on such date).

Final Average Zinc Value

The arithmetic average of the official cash offer prices per metric ton of Special High-Grade Zinc on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source (each, a “Zinc Closing Value”) on each of the Averaging Dates, as calculated by the Calculation Agent on the final applicable Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates and Determination of Closing Values.”

Reference Source

Reference Source means, with respect to a Basket Commodity, Reuters page MTLE under the heading “LME Daily Official Prices” or any other display page or heading that may replace that display page or heading on Reuters and any successor service thereto.

Relevant Exchange

Relevant Exchange means:

(a) with respect to the Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any successor index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index; and

(b) with respect to a Basket Commodity, the London Metal Exchange (“LME”) or, if the LME is no longer the principal exchange or trading market for such Basket Commodity, such exchange or principal trading market for such Basket Commodity which serves as the source of prices for such Basket Commodity and any principal exchanges where options or futures contracts on such commodities are traded.

If, in determining any final average value, the official cash offer price as displayed by the Reference Source for any Basket Commodity differs from that as determined by the Relevant Exchange, the official cash offer price determined by the Relevant Exchange will prevail.

Closing Values	The Index Closing Value, the Copper Closing Value, the Nickel Closing Value and the Zinc Closing Value, each as determined on any Averaging Date.

Averaging Dates and
Determination of Closing Values

With respect to each Basket Component separately, the Averaging Dates will be each of the applicable Component Trading Days during the Averaging Period; provided that, if a Market Disruption Event occurs with respect to a Basket Component on any Averaging Date with respect to such Basket Component (a “Component Disrupted Date”), then no Closing Value with respect to such Basket Component shall be determined for such date and the Calculation Agent will instead determine the Closing Value for such Component Disrupted Date on the next succeeding Averaging Date for such Basket Component on which no Market Disruption Event occurs.

However, if five successive Component Disrupted Dates occur, the Calculation Agent will determine the Closing Value for each of those five Component Disrupted Dates on the next succeeding Component Trading Day notwithstanding the occurrence of a Market Disruption Event on such Component Trading Day. If the Calculation Agent must determine a Closing Value on a Component Trading Day notwithstanding the occurrence of a Market Disruption Event, it shall do so in accordance with the third paragraph of “—Discontinuance of the Index; Alteration of Method of Calculation” below, in the case of the Index, and in accordance with “—Fallback Reference Dealer Determination” below, in the case of the Basket Commodities, and such Closing Value as so determined shall be the Closing Value for the purposes of each of the five preceding Component Disrupted Dates and the Component Trading Day on which the determination occurs.

If the scheduled final Averaging Date is a Component Disrupted Date (and is not otherwise a day on which the Calculation Agent must determine a Closing Value in accordance with the previous paragraph) the final Averaging Date will be postponed until the next Component Trading Day on which no Market Disruption Event occurs; provided that the final Averaging Date will not be postponed more than six Component Trading Days from the last Averaging Date on which no Market Disruption Event occurred. and on such postponed final Averaging Date, the Calculation Agent will determine the Closing Value for the final Averaging Date and any Component Disrupted Dates which successively and immediately preceded the scheduled final Averaging Date. If a Market Disruption Event occurs on the postponed final Averaging Date, the Calculation Agent will determine the Closing Value in accordance with the third paragraph of “—Discontinuance of the Index; Alteration of Method of Calculation” below, in the case of the Index, and in accordance with “—Fallback Reference Dealer Determination” below, in the case of the Basket Commodities.

Averaging Period	The period beginning on and including January 20, 2008 to and including February 20, 2008.

Component Trading Day	In the case of (i) the Index, each Index Business Day and (ii) in the case of Copper, Nickel and Zinc, each London Trading Day.

Index Business Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

London Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the London Stock Exchange and the LME.

Fallback Reference Dealer Determination

The Calculation Agent will determine the relevant Basket Commodity Closing Value by requesting the principal office of each of the four leading dealers in the relevant Basket Commodity market, selected by the Calculation Agent, to provide a quotation for the relevant Basket Commodity Closing Value. If at least three such quotations are provided as requested, the relevant Basket Commodity Closing Value shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the relevant Basket Commodity Closing Value shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If any relevant Basket Commodity Closing Value as quoted on its respective Reference Source is modified so that such Closing Value is a fraction of what it would have been if it had not been modified (e.g., if the per unit closing price is adjusted to account for a different per unit size), then the Calculation Agent will adjust such Closing Value in order to arrive at a Closing Value as if it had not been modified (e.g., as if such unit size had not changed).

Market Disruption Event	Market Disruption Event means:

(a)	with respect to the Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS; and

(b)	with respect to any Basket Commodity:

(i) any of Price Source Disruption, Trading Suspension, Disappearance of Basket Commodity Reference Price and Tax Disruption; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (b)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

For the purpose of determining whether a Market Disruption Event exists with respect to the Index at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the Index has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Book Entry Note or Certificated Note

Book Entry. The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Form of Securities—Global Securities—Registered Global Securities” and “—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent Calculation Agent

MS & Co.

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten- billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the initial values, final average values and performance values of the basket components, the basket performance factor and the Payment at Maturity, or whether a Market Disruption Event has occurred. See “—Market Disruption Event” and “—Adjustments to the Exchange Ratios” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Price Source Disruption	Price Source Disruption means either (i) the failure of the Reference Source to display the relevant price specified in this pricing supplement for the relevant Basket Commodity or (ii) the failure of the LME to publish the relevant price specified in this pricing supplement or (iii) the temporary or permanent discontinuance or unavailability of the Reference Source.

Trading Suspension	Trading Suspension means the material suspension of trading in a Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity.

Disappearance of Basket Commodity
Reference Price

Disappearance of Basket Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in a Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, the relevant Basket Commodity.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be an Averaging Date from what it would have been without that imposition, change or removal.

Discontinuance of the Index;
Alteration of Method of Calculation

If Standard & Poor’s Corporation (“S&P”) discontinues publication of the Index and S&P or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, during the Averaging Period or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the PLUS.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Closing Values of the Basket Components for any Averaging Date(s) scheduled to occur on or after such date of acceleration were the Closing Values of the Basket Components on the date of acceleration.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Index

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e.,2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes
Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co.
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value		=	Pre-Event Index Value
New Divisor

New Divisor	=		Post-Event Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

The official S&P U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

In this pricing supplement, unless the context requires otherwise, references to the Index will include any Successor Index and references to S&P will include any successor to S&P.

Historical Information

The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components for each calendar quarter from January 1, 2002 to January 24, 2007. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. The closing value for the Index, and the closing prices for Copper, Nickel and Zinc, on January 24, 2007 were 1,440.13, 5,617.50, 41,205.00 and 3,808.00, respectively. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance Factor at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the PLUS. Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of principal.

If the Basket Performance Factor at maturity is less then 0%, you will lose money on your investment.

	S&P 500 Index Historical High, Low and Period End Closing Values January 1, 2002 through January 24, 2007

	High	Low	Period End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter (through
January 24, 2007)	1,440.13	1,409.71	1,440.13

	Copper-Grade A Historical High, Low and Period End Closing Prices January 1, 2002 through January 24, 2007

	High	Low	Period End

2002
First Quarter	1,650.50	1,421.00	1,623.00
Second Quarter	1,689.50	1,551.00	1,654.00
Third Quarter	1,667.50	1,434.50	1,434.50
Fourth Quarter	1,649.50	1,429.00	1,536.00
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter (through
January 24, 2007)	5,805.50	5,450.00	5,671.50

	Primary Nickel Historical High, Low and Period End Closing Prices January 1, 2002 through January 24, 2007

	High	Low	Period End

2002
First Quarter	6,860.00	5,625.00	6,710.00
Second Quarter	7,440.00	6,495.00	7,080.00
Third Quarter	7,725.00	6,305.00	6,450.00
Fourth Quarter	7,565.00	6,445.00	7,100.00
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,340.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter (through
January 24, 2007)	41,205.00	32,900.00	41,205.00

	Special High-Grade Zinc Historical High, Low and Period End Closing Prices January 1, 2002 through January 24, 2007

	High	Low	Period End

2002
First Quarter	842.50	759.00	825.50
Second Quarter	829.00	745.50	796.50
Third Quarter	829.00	725.50	735.50
Fourth Quarter	823.50	737.50	749.50
2003
First Quarter	810.50	755.00	763.00
Second Quarter	809.00	741.00	783.50
Third Quarter	863.00	781.00	825.00
Fourth Quarter	1,008.00	834.00	1,008.00
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4619.50	3369.50	4331.00
2007
First Quarter (through
January 24, 2007)	4115.50	3611.00	3808.00

Historical Graph

The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above at January 24, 2007). The graph covers the period from January 1, 2002 through January 24, 2007 and illustrates the effect of the offset and/or correlation among the Basket Components during such period. The graph does not attempt to show your expected return on an investment in the PLUS. The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS. The original issue price of the PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in stocks underlying the Index and in the Basket Commodities, in futures or options contracts on the Index or any Component Stocks and the Basket Commodities listed on major securities markets. Such purchase activity could have increased the values of the Basket Components, and, therefore, have increased the values at which the Index and the Basket Commodities must close on the Averaging Dates before you will receive at maturity a payment that exceeds the stated principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Index, the Basket Commodities, futures or options contracts on the stocks underlying the Index and/or Basket Commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Averaging Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement; provided that the price will be $9.975 per PLUS and the agent’s commissions will be $0.125 per PLUS for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of PLUS, the price will be $9.9625 per PLUS and the agent’s commissions will be $0.1125 per PLUS for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of PLUS and the price will be $9.95 per PLUS and the agent’s commissions will be $0.10 per PLUS for purchasers of greater than or equal to $5,000,000 principal amount of PLUS. The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $0.15 per PLUS to other dealers, which may include Morgan Stanley DW Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the PLUS distributed by such dealers.

We expect to deliver the PLUS against payment therefor in New York, New York on January 31, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS. Specifically, the Agent may sell more

PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account. The Agent must close out any naked short position by purchasing the PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or its component stocks in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The PLUS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement, or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between S&P and
Morgan Stanley

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with securities, including the PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The PLUS are not sponsored, endorsed, sold or promoted by The S&P Stock Market, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the PLUS. The Corporations make no representation or warranty, express or implied, to the holders of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly, or the ability of the S&P 500 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P 500® , S&P 500 Index® and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index® which is determined, composed and calculated by S&P without regard to the Licensee or the PLUS. S&P has no obligation to take the needs of the Licensee or the owners of the PLUS into consideration in determining, composing or calculating the S&P 500 Index® . The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the PLUS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR NINTERRUPTED CALCULATION OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH

RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “S&P® ,” “S&P 500® ” and “S&P 500 Index® ” are trademarks of The S&P Stock Market, Inc. and have been licensed for use by Morgan Stanley. The PLUS have not been passed on by the Corporations as to their legality or suitability. The PLUS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE PLUS.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so- called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the PLUS. This discussion only applies to initial investors in the PLUS who:

•	purchase the PLUS at their “issue price”; and
•	will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers in securities, commodities, or foreign currencies;
•	investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who holds the PLUS as part of a constructive sale transaction or constructive ownership transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
•	persons subject to the alternative minimum tax;
•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the PLUS is effectively connected with a trade or business in the United States.

In addition, neither we nor Tax Counsel has determined whether any entity that is included in the underlying basket will be considered a “United States real property holding corporation” within the meaning of Section 897 of the Code and the effect of Section 897 of the Code on the tax consequences to a non-U.S. investor of an investment in and ownership of the PLUS. A non-

U.S. investor should consult its own tax advisors regarding the U.S. federal tax consequences of an investment in and ownership of the PLUS.

As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including alternative characterizations of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization of the PLUS as set forth above is respected, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS. Upon a sale or exchange of the PLUS, or upon settlement of the PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper characterization of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a PLUS

In general. Assuming the characterization of the PLUS as set forth above is respected, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W- 8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “\Tax Treatment upon Sale, Exchange or Settlement of a PLUS \ Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.